Exhibit 5.1

BARNES & THORNBURG LLP	11 S. Meridian Street Indianapolis, IN 46204-3535 U.S.A. 317-236-1313 317-231-7433 (Fax) www.btlaw.com

June 24, 2020

Horizon Bancorp, Inc.

515 Franklin Street

Michigan City, Indiana 46360

Ladies and Gentlemen:

We have acted as legal counsel to Horizon Bancorp, Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), of a prospectus supplement, dated June 17, 2020 and filed with the Commission pursuant to Rule 424(b) of the Securities Act on June 19, 2020 (the “Prospectus Supplement”) to the prospectus, dated February 1, 2018 (together with the Prospectus Supplement, the “Prospectus”), related to the Registration Statement on Form S-3 (File No. 333-222624) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act, relating to the issuance and sale by the Company of $60,000,000 aggregate principal amount of the Company’s 5.625% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”), to be issued under a First Supplemental Indenture, dated June 24, 2020 (the “Supplemental Indenture”) to that certain Indenture for Subordinated Debt, dated June 24, 2020 (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”), by and between the Company, as issuer, and Wilmington Trust, National Association, as trustee (the “Trustee”). The sale of the Notes will be made pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), dated June 17, 2020, between the Company, Horizon Bank, an Indiana state-chartered commercial bank and wholly-owned subsidiary of the Company (the “Bank”), and Keefe, Bruyette & Woods, Inc. (the “Underwriter”).

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Underwriting Agreement; (ii) the Registration Statement and all exhibits thereto; (iii) the Prospectus; (iv) the Indenture; (v) the Form T-1 Statement of Eligibility of the Trustee filed with the Commission on June 17, 2020; (vi) the form of global certificate evidencing the Notes; (vii) the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference in the Prospectus as of the date thereof; (viii) minutes, resolutions, and records of the corporate proceedings of the Board of Directors of the Company and the Bank and the Pricing Committee of the Company’s Board of Directors; (ix) the organizational documents of the Company; (x) certificates of responsible officers and representatives of the Company (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based); (xi) certificates of public officials; and (xii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

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Horizon Bancorp, Inc.

June 24, 2020

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into or to be entered into by the parties to the Underwriting Agreement in connection with the issuance of the Notes, including, without limitation, the Underwriting Agreement, the Indenture, certificates and statements of responsible officers of the Company, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In rendering our opinion set forth below, we have assumed, without any independent verification: (i) the legal capacity of all natural persons; (ii) the authenticity of original documents and the genuineness of all signatures; (iii) the conformity to the original documents of all documents submitted to us as conformed, facsimile, photostatic, or electronic copies; (iv) that the form of the Notes will conform to that included in the Indenture; (v) the due authorization, execution, and delivery of the Indenture by the Trustee under the laws of its jurisdiction of incorporation or organization; and (vi) that all parties (other than the Company) to the documents examined by us have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver, and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed thereunder.

Our opinion is subject to: (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, or other similar laws now or hereafter in effect relating to creditors’ rights generally; and (ii) the limitations imposed by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Based upon the foregoing, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein, we are of the opinion that, when duly authenticated by the Trustee and issued and delivered in the manner provided in the Indenture against payment of the consideration therefor in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinion is limited to the application of the internal laws of the State of Indiana, the internal laws of the State of New York, and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction. The only opinion rendered by us consists of those matters set forth in the immediately preceding paragraph, and no opinion may be implied or inferred beyond the opinion expressly stated. The opinion expressed herein is based upon the law and circumstances as they are in effect on the date hereof, and we assume no obligation to revise or supplement this letter in the event of future changes in the law or interpretation thereof with respect to circumstances or events that may occur subsequent to the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Notes and to the references to us under the heading “Legal Matters” in the Prospectus Supplement relating to

BARNES & THORNBURG LLP

Horizon Bancorp, Inc.

June 24, 2020

the Notes, dated June 17, 2020. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is furnished by us in accordance with the requirement of Item 601(b)(5) of SEC Regulation S-K.

Very truly yours,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP

BARNES & THORNBURG LLP